UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Overstock.com, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Overstock.com, Inc.

799 W. Coliseum Way Midvale, UT 84047

January 16, 2020

Dear Fellow Stockholder:

We are writing to remind you that a Special Meeting of Stockholders (the “Special Meeting”) of Overstock.com, Inc. (the “Company”) will be held at the offices of the Company, located at 799 W. Coliseum Way, Midvale, Utah, at 1:00 p.m. Mountain Time on February 13, 2020.

Our records indicate that as of December 18, 2019, the “Record Date” for the Special Meeting, you held shares of the common stock or preferred stock of the Company and, therefore, you are entitled to vote on the matters described in the Company’s Proxy Statement for the Special Meeting (the “Proxy Statement”), and accompanying proxy card, which were mailed to you on or about December 23, 2019. Our records indicate that we have not yet received your vote.

REMEMBER: Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares.

In particular, the Company’s Board of Directors unanimously recommends that you vote your shares in favor of each of the Proposals described in the Proxy Statement and set forth on the proxy card. Voting promptly may help reduce solicitation costs and will eliminate your receiving follow-up phone calls or mailings.

As the date of the Special Meeting approaches, if we have not received your proxy you may receive a phone call from a representative of Georgeson LLC, the Company’s proxy solicitor, reminding you to exercise your right to vote.

Should you have any questions about the proxy materials or need any assistance with voting your shares, please feel free to call Georgeson LLC toll-free at 866-432-2791.

Thank you in advance for your participation and your consideration in this extremely important matter.

Sincerely,

Allison H. Abraham Chairwoman of the Board of Directors	Jonathan E. Johnson III Chief Executive Officer